UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 28, 2016

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	0-12422 (Commission File Number)	35-1562245 (IRS Employer Identification No.)

2105 N. State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (812) 663-6734

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

MainSource Financial Group, Inc. (the “Company”) entered into a Loan Agreement with U.S. Bank National Association (“U.S. Bank”) as of April 28, 2016. The Loan Agreement provides for U.S. Bank to provide a single draw loan to the Company in an amount up to and including $30,000,000.  The loan bears interest at a rate equal to 2.25% plus the greater of (a) zero percent (0.00%) or (b) the one month LIBOR rate in effect two New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, as reset each month.

The Company will pay quarterly payments of accrued interest beginning on the first day of the first month following the draw, and equal quarterly principal payments beginning on the first day of the seventh month following the draw. The balance of all outstanding principal and accrued interest will become due on April 28, 2019. The proceeds of the loan are restricted to funding the cash portion of the consideration for the merger of Cheviot Financial Corp. into the Company (the “Merger”).

The Loan Agreement contains customary affirmative and negative covenants and events of default. Affirmative covenants include the maintenance of certain minimum capital ratios by the Company and its wholly-owned financial institution subsidiary, MainSource Bank (the “Bank”), a minimum total risk-based capital ratio to be maintained by the Bank, a maximum ratio of nonperforming assets to tangible capital plus allowance for loan losses to be maintained by the Bank, a minimum ratio of allowance for loan losses to nonperforming loans to be maintained by the Bank, and a minimum fixed charge coverage ratio to be maintained by the Company.  Negative covenants include restrictions on additional indebtedness, and a covenant not to merge, acquire or consolidate with another entity without U.S. Bank’s consent. Events of default include payment defaults, uncured breaches of certain provisions of the Loan Agreement, representations, warranties or other statements made by the Company proving to be false or materially misleading at the time such statements were made, insolvency and certain other events.

Item 2.03                                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required to be reported under this Item 2.03 is incorporated by reference to Item 1.01 above.

Item 3.03             Material Modification to the Rights of Security Holders

The information required to be reported under this Item 3.03 is incorporated by reference to Item 1.01 above. The Loan Agreement prohibits the Company from paying a dividend to the holders of its common stock if an event of default is occurring or would occur as a result of such dividend payment.

Item 8.01              Other Events

On April 27, 2016, the Board of Directors elected Charles J. Thayer as Lead Director of the Board.  Mr. Thayer has been a member of the Board since 2011.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 4, 2016

MAINSOURCE FINANCIAL GROUP, INC.

By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer